                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         HOUSEHOLD INTERNATIONAL, INC.
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                (Name of Registrant as Specified in Its Charter)
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

Household International, Inc.   2700 Sanders Road               847.564.5000
                                Prospect Heights, IL 60070

                                                            [HOUSEHOLD LOGO]<QR>

                                                                  March 30, 2000

DEAR STOCKHOLDER:

  You are cordially invited to attend our Annual Meeting of Stockholders on Tuesday, May 9, 2000, at 9:00 a.m. at Household's facility in Las Vegas, Nevada, the home of over 1,000 Household employees.

  Last year was the most successful operating year in our history. Our operating net income increased 29% to $1.5 billion, while our diluted operating earnings per share increased by 33%. The Beneficial merger was successfully completed and we achieved double digit receivable growth during the year. We ended 1999 with a record quarter and are well positioned for a successful 2000. A big disappointment in 1999 was the performance of our stock price. It declined 6% despite our record results. As you know, the stock of most financial service companies declined as a result of rising interest rates and continued uncertainty regarding future rate movements. Despite this difficult environment we remain very bullish about the performance and prospects of our company.

  The notice of meeting and proxy statement following this letter describe the business to be transacted. On the enclosed proxy card you are asked to elect your Board of Directors for the upcoming year, increase the number of shares available to be issued under the Household International 1996 Long-Term Executive Incentive Compensation Plan, and ratify the appointment of Arthur Andersen LLP as our independent public accountants.

  I believe that the annual meeting provides an excellent opportunity for you to become better acquainted with Household. I hope you will be able to attend. Whether or not you plan to attend the meeting, please vote as soon as possible so your shares will be represented - your vote is very important. You may vote by mail, telephone or on the Internet as detailed in the enclosed proxy/voting instruction card.

                                          Sincerely,

                                          /s/ William Aldinger
                                          WILLIAM F. ALDINGER
                                          Chairman and
                                          Chief Executive Officer

Household International, Inc.   2700 Sanders Road               847.564.5000
                                Prospect Heights, IL 60070

                                                            [HOUSEHOLD LOGO]<QR>

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 30, 2000

To the Stockholders of HOUSEHOLD INTERNATIONAL, INC.:

  The Annual Meeting of Stockholders of Household International, Inc. ("Household") will be held at Household's facility at 1111 Town Center Drive, Las Vegas, Nevada 89144, on Tuesday, May 9, 2000, at 9:00 a.m. for the following purposes:

  (1)  to elect Directors;

  (2) to consider and act upon a proposal to increase the number of shares available for issuance under the Household International 1996 Long-Term Executive Incentive Compensation Plan;

  (3) to ratify the appointment of Arthur Andersen LLP as our independent public accountants; and

  (4) to transact any other business which may properly come before the meeting.

  Stockholders of record of Household's common stock, par value $1.00 per share ("Common Stock"); 5% Cumulative Preferred Stock, no par value; $4.50 Cumulative Preferred Stock, no par value; and $4.30 Cumulative Preferred Stock, no par value ("Preferred Stocks"), all as of the close of business on March 16, 2000, are entitled to vote at the meeting.

  YOUR VOTE IS IMPORTANT TO HOUSEHOLD. IF YOU DO NOT EXPECT TO VOTE IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE OR ON THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors,

                                          /S/ KENNETH H. ROBIN
                                          KENNETH H. ROBIN
                                          Senior Vice President-General Counsel
                                          and Corporate Secretary

Household International, Inc.   2700 Sanders Road               847.564.5000
                                Prospect Heights, IL 60070

                                                            [HOUSEHOLD LOGO]<QR>

                                PROXY STATEMENT

  This Proxy Statement and the accompanying proxy card are being mailed to Household stockholders in connection with the solicitation of proxies by the Board of Directors for the 2000 Annual Meeting of Stockholders. This proxy allows you to vote on certain matters at our May 9, 2000 Annual Meeting of Stockholders without attending the meeting. This proxy material is being mailed to stockholders on or about March 30, 2000.

  The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

QUESTIONS AND ANSWERS

Q: WHO IS ENTITLED TO VOTE?

A: Stockholders of record at the close of business on March 16, 2000 are entitled to vote at the Annual Meeting. The number of outstanding shares entitled to vote at the meeting is 472,704,921 shares of Household Common Stock (not including 77,808,540 shares of Common Stock held in treasury), 407,718 shares of 5% Cumulative Preferred Stock, 103,976 shares of $4.50 Cumulative Preferred Stock, and 836,585 shares of $4.30 Cumulative Preferred Stock. Each share of Common and Preferred Stock is entitled to one vote; however, shares of Common Stock which Household holds in treasury cannot be voted.

Q: WHAT AM I VOTING ON?

A: You are voting on:

     - the election of nominees to serve on our Board of Directors.

     - an increase in the number of shares available for issuance under the Household International 1996 Long-Term Executive Incentive Compensation Plan ("1996 Plan").

     - the ratification of the appointment of Arthur Andersen LLP as our independent public accountants.

     A majority of the shares voting at the Annual Meeting is necessary to elect each of the nominated Directors and to approve each of the other proposals.

Q: HOW DO I CAST MY VOTE?

A: If you hold your shares as a shareholder of record, you can vote in person at the Annual Meeting or you can vote by mail, telephone or on the Internet. If you own Household shares through a broker, bank or other nominee in street name, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you participate in the Household International Tax Reduction Investment Plan ("TRIP"), see the following question as to how to vote the shares of Common Stock held in your TRIP account.

   The enclosed proxy card contains instructions for mail, telephone and Internet voting. Whichever method you use, your shares will be voted in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors.

Q: HOW DO I VOTE MY TRIP SHARES?

A: If you participate in TRIP, to vote your shares of Common Stock held in your TRIP account, you must return your completed proxy/voting instruction card to Harris Trust and Savings Bank ("Harris") in the envelope provided or vote via telephone or on the Internet as outlined on the proxy card by May 4, 2000. Vanguard Fiduciary Trust Company ("Vanguard"), the TRIP Trustee, will act as your proxy and will vote the shares of Common Stock held in your TRIP account. If Harris does not receive your voting instructions for your TRIP shares by May 4, 2000, those shares will be voted by Vanguard in the same way as the majority of the TRIP held shares for which voting instructions are received. For example, Vanguard will vote all unvoted shares of Common Stock in TRIP for the fourteen nominees (the number of Directors to be elected at the Annual Meeting) who receive the most votes actually cast.

Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The Board recommends a vote FOR each nominee, FOR the increase in the number of shares available for issuance under the 1996 Plan and FOR the ratification of the appointment of Arthur Andersen LLP as our independent public accountants.

Q: HOW WILL THE PROXIES VOTE ON ANY OTHER BUSINESS BROUGHT UP AT THE MEETING?

A: By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any matter brought before the Annual Meeting. Household does not know of any other business to be considered at the Annual Meeting.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

A: You may change your vote or revoke your proxy on any matter at any time up to the closing of the poll for that matter at the Annual Meeting by (1) sending a written revocation to the Corporate Secretary of Household, (2) sending a proxy dated after your most recent proxy, or (3) voting in person at the meeting.

Q: WHO WILL COUNT THE VOTE?

A: The gathering and tabulation of your vote is monitored by Harris who must certify that proper procedures were followed before the results are official.

Q: IS MY VOTE CONFIDENTIAL?

A: All proxies, consents, ballots and voting materials (including TRIP votes) will be kept confidential and not disclosed to anyone other than Harris. Voting records will be disclosed if required by law or if the election results are contested. If you write comments on a returned proxy, the tabulator will send them to us with your name but without revealing how you voted unless disclosure is necessary for us to understand your comment.

Q: WHAT IS A "QUORUM"?

A: A quorum is the number of shares that must be present to have the Annual
   Meeting. Holders of over 50% of the outstanding shares entitled to vote must be present in person or by proxy before the Annual Meeting can begin. Shares are considered present even if the proxy indicates an abstaining or withheld vote.

Q: WILL BROKER NON-VOTES OR ABSTENTIONS AFFECT THE VOTING RESULTS?

A: Although abstentions and broker non-votes count for quorum purposes, they do not count as votes for or against the ratification of auditors or any other proposal and will not affect voting results.

Q: WHAT SHARES ARE INCLUDED ON MY PROXY CARD?

A: Your proxy represents any shares of Household Common Stock registered in your name as well as any full or fractional shares of Common Stock held in your name under the Household Dividend Reinvestment and Common Stock Purchase Plan, Household Employee Stock Purchase Plan, TRIP, Household Financial Corporation Limited Match and Save Plan, Beneficial Employee Stock Purchase Plan, and/or Beneficial Key Employees Stock Bonus Plan. Your proxy also represents any shares of 5% Cumulative Preferred Stock, $4.50 Cumulative Preferred Stock and $4.30 Cumulative Preferred Stock registered in your name. If you own other Household shares through a broker, bank or other nominee in street name, you will receive another, separate proxy from your bank, brokerage firm or other nominee relating to those shares.

Q: HOW AND WHEN MAY I SUBMIT A SHAREHOLDER PROPOSAL FOR THE 2001 ANNUAL MEETING?

A: If you are interested in submitting a proposal for inclusion in Household's
   Proxy Statement for the 2001 Annual Meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities and Exchange Commission. To be eligible for inclusion, shareholder proposals must be received by Household's Corporate Secretary no later than November 30, 2000. If you are interested in presenting any proposal from the floor of the 2001 Annual Meeting, your proposal must be received by Household's Corporate Secretary no earlier than December 9, 2000, or later than January 8, 2001.

Q: HOW MUCH DID THIS PROXY SOLICITATION COST?

A: Household is paying for this proxy solicitation. Household hired Corporate
   Investor Communications, Inc. to solicit proxies, for which they will be paid $7,000 plus reimbursement of out-of-pocket expenses. Certain of Household's Directors, officers or employees may also solicit proxies in person or by telephone, but they will not receive any additional compensation for doing so. Upon request, Household will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation material to beneficial owners of stock.

ITEM (1): ELECTION OF HOUSEHOLD DIRECTORS

  Fourteen members will be elected to Household's Board of Directors. Each nominee has indicated that, if elected, they will serve until the next Annual Meeting or until their successor is elected. If a named nominee advises us before the Annual Meeting that he/she is unable, for any reason, to serve as a Director, your proxy gives the people who vote your shares discretion to elect (or reject) a substitute nominee.

NOMINEES FOR DIRECTOR

                                                                        YEAR FIRST
                                                                         ELECTED
           NAME, PRINCIPAL OCCUPATION, COMMITTEE                        A DIRECTOR
           MEMBERSHIPS AND BUSINESS ASSOCIATIONS              AGE      OF HOUSEHOLD
           -------------------------------------              ---      ------------
WILLIAM F. ALDINGER                                           52           1994
Chairman and Chief Executive Officer, Household
  International, Inc.
Member of the Executive Committee.
Mr. Aldinger joined Household in September 1994 as President and Chief Executive
Officer and became Chairman in May 1996. He served as Vice Chairman of Wells Fargo
Bank and a Director of several Wells Fargo subsidiaries from 1986 until joining
Household. Mr. Aldinger is also a Director of Household Finance Corporation (a subsidiary of Household), Illinois Tool Works Inc., and MasterCard International,
Incorporated.
ROBERT J. DARNALL                                             62           1988
Chairman of Prime Advantage Corp.
  (Internet Provider of Supplies to Manufacturers)
Member of the Compensation and Executive Committees.
Mr. Darnall became Chairman of Prime Advantage Corp. after he retired as President and Chief Executive Officer of Ispat North America, Inc. on January 31, 2000,
having served in that role since 1998. From 1992 until 1998, Mr. Darnall was
Chairman and Chief Executive Officer of Inland Steel Industries and also served as the President and a Director of Inland from 1986. From 1984 to 1986 he was
President and Chief Operating Officer--Integrated Steel, a division of Inland Steel
Company. Mr. Darnall is also a Director of Pactiv Corporation, Cummins Engine
Company, Inc., and the Federal Reserve Bank of Chicago.
GARY G. DILLON                                                65           1984
Director
Member of the Audit and Finance Committees.
Mr. Dillon retired as Chairman of the Board of Schwitzer Group (a manufacturer of engine components) on March 1, 1999. He had served as Chairman of Schwitzer since
1991 and Chief Executive Officer of Schwitzer since 1989. From 1989 to 1997 he also served as President of Schwitzer. Prior to 1989 he was President and Chief
Executive Officer of Household Manufacturing, Inc., the former diversified manufacturing subsidiary of Household.

                                                                        YEAR FIRST
                                                                         ELECTED
           NAME, PRINCIPAL OCCUPATION, COMMITTEE                        A DIRECTOR
           MEMBERSHIPS AND BUSINESS ASSOCIATIONS              AGE      OF HOUSEHOLD
           -------------------------------------              ---      ------------
JOHN A. EDWARDSON                                             50           1995
Director
Chairman, President and Chief Executive Officer, Burns
  International Services Corporation
  (Provider of Security Services)
Member of the Audit and Compensation Committees.
Mr. Edwardson joined Burns International Services Corporation (formerly known as
Borg-Warner Security Corp.) as President and Chief Executive Officer on March 1,
1999 and also became its Chairman on June 1, 1999. He previously served as
President, Chief Operating Officer and a member of the Board of Directors of both
UAL Corporation and United Airlines, Inc. from 1994 until 1998. He was Executive
Vice President and Chief Financial Officer of Ameritech Corporation prior to 1994.
Mr. Edwardson is also a Director of Focal Communications Corporation and Loomis,
Fargo and Co.
MARY JOHNSTON EVANS                                           70           1977
Director
Chair of the Nominating & Governance Committee; member of
the Audit Committee.
Mrs. Evans served as Vice Chairman of the Board of AMTRAK between 1974 and 1979. In addition to being a Director of Household, Mrs. Evans is a Director of Baxter
International Inc., Delta Air Lines, Inc., The Dun & Bradstreet Corp., Saint-Gobain
Corp., and Sunoco, Inc.
J. DUDLEY FISHBURN                                            53           1995
Director
Member of the Finance and Nominating & Governance
  Committees.
Mr. Fishburn became Chairman of the Board of HFC Bank plc (Household's primary subsidiary in the United Kingdom) in 1998. He previously served as the Conservative
Member of Parliament for Kensington in London from 1988 to 1997. Prior to entering
Parliament, Mr. Fishburn was Executive Editor, The Economist Newspaper Ltd. from
1979 until 1988. He is also a Director of Cordiant Group Communications plc, First
NIS Fund (Luxembourg), Henderson Smaller Companies Investment Trust plc, Murray
Emerging Economies Trust plc, and Philip Morris Companies Inc.
CYRUS F. FREIDHEIM, JR.                                       64           1992
Vice Chairman, Booz, Allen & Hamilton, Inc.
  (Management Consulting Firm)
Member of the Executive and Finance Committees.
Mr. Freidheim is Vice Chairman of Booz, Allen & Hamilton, Inc., with which he has been affiliated since 1966. He is also a Director of MicroAge Inc., and Security
Capital Group, Inc.
JAMES H. GILLIAM, JR.                                         54           1998
Attorney and Consultant
Member of the Finance Committee.
Mr. Gilliam is an attorney presently engaged in private practice and also performs consulting services for various businesses. Mr. Gilliam was employed in various capacities with Beneficial Corporation from 1979 until its merger with Household on
June 30, 1998. At the time of the merger, he was an Executive Vice President,
General Counsel and a Director of Beneficial. Mr. Gilliam is also a trustee of the
Howard Hughes Medical Institute and of the National Geographic Society and a
Director of Bell Atlantic Corporation.

                                                                        YEAR FIRST
                                                                         ELECTED
           NAME, PRINCIPAL OCCUPATION, COMMITTEE                        A DIRECTOR
           MEMBERSHIPS AND BUSINESS ASSOCIATIONS              AGE      OF HOUSEHOLD
           -------------------------------------              ---      ------------
LOUIS E. LEVY                                                 67           1992
Director
Chair of the Audit Committee; member of the Finance
  Committee.
Mr. Levy retired as Vice Chairman of KPMG Peat Marwick LLP in 1990, having been with the firm since 1958. Mr. Levy is also a Director of Deutsche Banc Alex
Brown/Flag Investors Group of Mutual Funds, ISI Group of Mutual Funds, and
Kimberly-Clark Corporation.
GEORGE A. LORCH                                               58           1994
Chairman and Chief Executive Officer, Armstrong World
  Industries, Inc.
  (Manufacturer of Interior Finishes and Industrial
  Products)
Chair of the Compensation Committee; member of the
  Nominating & Governance Committee.
Mr. Lorch was appointed Chairman of the Board in 1994 and President and Chief
Executive Officer in 1993 and has been a Director of Armstrong World Industries,
Inc. since 1988. He has been affiliated with Armstrong since 1963. He is also a
Director of R. R. Donnelley & Sons Company and Warner-Lambert Company.
JOHN D. NICHOLS                                               69           1988
Director
Chair of the Executive Committee; "ex officio" non-voting
  member of the Audit, Compensation, Finance and Nominating
  & Governance Committees.
Mr. Nichols retired as Chairman of the Board of Illinois Tool Works Inc. in 1996,
having served in that role since 1986, previously serving as its President from
1982 through 1986 and Chief Executive Officer from 1982 until 1995. Mr. Nichols had been a Director of Illinois Tool Works since 1981. Mr. Nichols is a Director of
Grand Eagle Companies Inc., Philip Morris Companies Inc., Rockwell International
Corporation, and the Ravenswood Winery Inc.
JAMES B. PITBLADO                                             67           1994
Director
Chair of the Finance Committee; member of the Audit
  Committee.
Prior to his 1994 retirement, Mr. Pitblado had been a Senior Executive with RBC
Dominion Securities, Inc. of Toronto, Canada and its predecessor companies for 35 years and served as Chairman from 1985 until 1992. He was a Director of Household
Financial Corporation Limited (the Canadian business unit of Household) between
1984 and 1994.
S. JAY STEWART                                                61           1994
Director
Member of the Compensation and Executive Committees.
Mr. Stewart retired as Chairman of the Board and Chief Executive Officer of Morton
International, Inc. in October 1999, having served in that role since 1994 and as a
Director since 1989. Also, from June 1999 until November 1, 1999, he was Vice
Chairman and a Director of Rohm and Haas Company after it acquired Morton
International. From 1989 through 1994 he was President and Chief Operating Officer of Morton International. Mr. Stewart is also a Director of Autoliv, Inc.
LOUIS W. SULLIVAN, M.D.                                       66           1993
President of Morehouse School of Medicine
  (Educational Institution)
Member of the Compensation and Nominating & Governance
  Committees.
Dr. Sullivan has been President of the Morehouse School of Medicine in Atlanta,
Georgia since 1993. He held the same position from 1981 until 1989 when he was confirmed as United States Secretary of Health and Human Services. Dr. Sullivan is
also a Director of Bristol-Myers Squibb Company, CIGNA Corporation, Endo Vascular
Instruments, Inc., Equifax Inc., General Motors Corporation, Georgia-Pacific
Corporation, and Minnesota Mining and Manufacturing Company and a Director and
Chairman of BioSante Pharmaceuticals, Inc.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR
DIRECTORS.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors has responsibility for establishing broad corporate policies and reviews Household's overall performance rather than day-to-day operations. The Board's primary responsibility is to represent the interests of Household's stockholders, as a whole, in directing the company's managers so as to build long-term shareholder wealth. The Board selects, evaluates and provides for the succession of top management and, subject to shareholder election, Directors. It reviews and approves corporate objectives and strategies, and evaluates proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on your company. Management keeps Directors informed of company activity through regular written reports and presentations at Board and committee meetings. The Board has adopted specific Corporate Governance Standards to ensure that it adheres to "best practices".

  The Board of Directors met six times in 1999. Each Director attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such Director was a member.

  The Board has standing Audit, Compensation, Executive, Finance and Nominating & Governance Committees. Each committee has a charter which was approved by the Board. Each committee must review the appropriateness of its charter at least annually. Each independent Director serves on at least two committees. Messrs. Aldinger and Gilliam are the only non-independent Directors on the Board. Mr. Nichols, in his role as Chair of the Executive Committee, may attend all committee meetings. Mr. Aldinger also attends these meetings except those where independent Directors desire to meet in executive session. He does not participate in any meeting at which his compensation is evaluated.

  The AUDIT COMMITTEE oversees our accounting, auditing and financial reporting practices. The overall purposes of the Audit Committee are to ensure the quality of financial reporting and corporate controls, as well as proper identification and management of risk. This necessarily involves the Audit Committee overseeing regulatory compliance for Household through its review of legal and regulatory matters that may have a material impact on the financial statements, related compliance policies and reports from regulators. The Audit Committee also recommends to the Board the selection of independent public accountants to serve as auditors. It reviews the scope of the audits conducted by the independent and internal auditors, together with their audit reports and recommendations. In addition, they review our internal accounting controls with the independent public accountants. The Audit Committee met four times in 1999 and is comprised entirely of independent Directors.

  The COMPENSATION COMMITTEE determines the annual salary, bonus and other benefits, including incentive compensation awards, of our senior management. It evaluates existing and proposed employee benefit plans and may propose plan changes to the Board. The Compensation Committee met three times in 1999 and is comprised entirely of independent Directors.

  The EXECUTIVE COMMITTEE can exercise many of the Board's duties between Board meetings. The Executive Committee did not meet in 1999.

  The FINANCE COMMITTEE reviews our financial policies and condition. It sets dividend policy and considers the company's financing requirements and capital plans. The Finance Committee met three times in 1999 and is comprised entirely of Directors who are not officers or employees of Household or any of its subsidiaries.

  The NOMINATING & GOVERNANCE COMMITTEE recommends the Directors to be nominated for election at each Annual Meeting of Stockholders, nominates individuals to fill any vacancies which may occur on the Board, and reviews management succession and development plans. The Nominating & Governance Committee also reviews Board size and composition, as well as Director compensation. The Nominating & Governance Committee will consider Director nominations made by our stockholders if they are submitted in writing and sent to the Corporate Secretary of Household at Household's headquarters. Any stockholder wishing to recommend a proposed nominee should contact the Corporate Secretary to verify the nominating procedures. The Nominating & Governance Committee met twice during 1999 and is comprised entirely of independent Directors.

CORPORATE GOVERNANCE STANDARDS

  Household believes its Corporate Governance Standards support its primary responsibility of building long-term shareholder wealth. The cornerstones of Household's corporate governance systems are:

- The Board has ultimate responsibility for governing the affairs of Household, including the selection of executive management, determining business strategy and fulfilling a fiduciary obligation to shareholders to maximize the value of their investment.

- Management of Household is expected to be loyal to the corporation, implement approved business strategy, appropriately resolve day-to-day operational issues, keep the Board informed, and maintain and promote high ethical standards while seeking to attain the maximum benefit or return to Household in all business dealings.

- The interests of shareholders in Household are to be protected. Shareholders are to be kept informed of all material developments within Household.

  Some of the standards adopted by the Board under the Corporate Governance Standards are as follows:

BOARD/COMMITTEE GUIDELINES

- All Directors will stand for election every year.

- Each standing committee of the Board must adopt and approve a charter, which in turn must be approved by the Board. Each committee will review the appropriateness of its charter at least annually.

- Director compensation shall be a combination of cash and options in Household Common Stock, with the stock option component being a significant portion of total compensation. All Directors will be encouraged to acquire a significant economic investment in common equity-related instruments of Household with the recommended goal being three times the Director's annual cash retainer.

- The Chief Executive Officer will report annually to the Nominating & Governance Committee and the Board on the plans or programs implemented by Household for management succession and development. Annually, all independent Directors will meet in a separate session, led by the Chair of the Executive Committee, to review the performance of the Chairman, Chief Executive Officer and President, if any, including a discussion of the perceived effectiveness of the process implemented for management succession and development.

BOARD/COMMITTEE COMPOSITION

- No Director shall serve on more than two of the standing committees. The Audit, Compensation and Nominating & Governance Committees shall consist entirely of independent Directors. Membership of the Executive Committee shall consist of independent Directors, the Chairman and the Chief Executive Officer of Household.

- Chair of the Executive Committee shall be deemed the "lead director" for the Board.

- At least every two years, the Board shall discuss the effectiveness of the Board and its various committees as compared to other public corporations.

- Interlocking directorships are not allowed; i.e. where a senior executive officer of Household serves on the Board or as a trustee of the company or institution that employs the independent Director.

SHAREHOLDER RIGHTS

- It is recognized that shareholders, lenders, customers, employees, communities and vendors are all interested in the long-term viability of Household. To that end, superior financial performance and the building of long-term shareholder wealth will be Household's goals. The Board will use its best judgment to balance the needs of all stakeholders in the pursuit of these goals.

- All common shareholders will have equal voting rights.

- Household is committed to developing and maintaining open lines of communication with its shareholders by striving to maintain an active, consistent and credible investor relations program.

MANAGEMENT/COMPENSATION

- Household will be a pay-for-performance company with compensation for management being strongly linked to objectively measured financial goals set in advance by the Compensation Committee.

- Stock options will not be repriced or the exercise price reduced even if the current market price of Household Common Stock is below the exercise price.

- Household shall require that executive officers and key employees own Household Common Stock.

  If you are interested in receiving a copy of the Corporate Governance Standards of Household, please send a written request to Corporate Secretary, Household International, Inc., 2700 Sanders Road, Prospect Heights, IL 60070.

DIRECTOR COMPENSATION

  In 1999, the independent Directors of Household received an annual cash retainer of $50,000 (except the chair of the Executive Committee, who received a retainer of $62,000). Household does not pay additional compensation for committee membership or meeting attendance fees to its Directors. The Chairs of the

Audit, Compensation, Finance and Nominating & Governance Committees received an additional $5,000, and the Chair of the Executive Committee received an additional $30,000. As Chairman of the Board of HFC Bank plc, Mr. Fishburn was paid 94,000 pounds sterling by HFC Bank plc. Other than Mr. Fishburn, Directors who are employees of, or personal consultants to, Household or any of its subsidiaries do not receive any additional compensation related to their Board service.

  In 1999, independent Directors could elect to receive all or a portion of their cash compensation in shares of Household Common Stock or defer it under the Deferred Fee Plan for Directors. Under the Deferred Fee Plan, Directors may invest their deferred compensation in either units of phantom shares of Household Common Stock, with dividends credited toward additional stock units; or cash, with interest credited at a market rate set under the plan. At the end of the deferred period, all accumulated amounts under the Deferred Fee Plan invested in phantom shares of Household Common Stock will be paid in shares of Household Common Stock either in a lump sum or installments as selected by the Director. During 1999, Directors elected to receive, in the aggregate, 88% of their cash compensation in stock or deferred into phantom shares of Household Common Stock.

  Effective for compensation payable in the year 2000, Directors may irrevocably elect prior to the start of each calendar year to apply all or a portion of their retainer to purchase options to acquire Household Common Stock. The value of each option will be the fair market value of the option as determined in accordance with the Black-Scholes model (a commonly used formula to determine the value of a stock option) on the last business day of June. The exercise price for each share covered by an option will be the fair market value of Household Common Stock on that day, which is the average of the high and low sales prices for Household Common Stock as published in The Wall Street Journal.

  In November 1999, independent Directors received their annual option to purchase 8,000 shares of Household Common Stock at the stock's fair market value on the day the option was granted ($45.375 per share). Director options have a term of ten years and one day, fully vest six months from the date granted, and once vested, are exercisable at any time during the option term. Directors may use shares they already own to pay for shares bought through an option exercise.

  In 1995, the Directors' Retirement Income Plan was discontinued, and the present value of each Director's accrued benefit was deposited into the Deferred Phantom Stock Plan for Directors. Under the deferred stock plan, Directors with less than ten years of service received 750 phantom shares of Household Common Stock annually during the first ten years of service as a Director. In January 1997, the Board eliminated this and all future Director retirement benefits. Any payouts to current Directors earned under the Deferred Phantom Stock Plan will be made only when a Director leaves the Board due to death, retirement or resignation. Directors who joined the Board after January 1997 will not receive any retirement benefits.

  Household provides Directors with $250,000 of accidental death and dismemberment insurance and a $10 million personal excess liability insurance policy. Independent Directors also are offered, on terms that are not more favorable than those available to the general public, a MasterCard/Visa credit card issued by one of Household's subsidiaries with a credit limit of $15,000. Household guarantees the repayment of amounts charged on each card. Directors may use an apartment maintained by Household in New York City for their personal use, as available. Directors are credited with $320 additional compensation for tax purposes for each night the apartment is used.

  Under Household's Matching Gift Program, we match charitable gifts to qualified organizations (subject to a maximum of $10,000 per year), with a double match for the first $500 donated to higher education institutions (both public and private) and eligible non-profit organizations which promote neighborhood revitalization or economic development for low and moderate income populations. Each current independent Director may ask us to contribute up to $5,000 annually to charities of the Director's choice which qualify under our philanthropic program.

CONSULTING AGREEMENTS WITH MESSRS. FARRIS AND GILLIAM

  On June 30, 1998, a subsidiary of Household merged with Beneficial Corporation. As part of the merger terms, certain directors and officers of Beneficial became Directors of Household and entered into consulting agreements with Household. David J. Farris was a member of the Office of the President, the Chief Operating Officer and a Director of Beneficial at the time of the merger. James H. Gilliam, Jr., served Beneficial as Executive Vice President, General Counsel and Director. Both individuals were appointed as Household Directors as of June 30, 1998. Mr. Farris agreed to provide consulting services for eighteen months (from June 30, 1998) in return for $1,500,000 (paid in monthly increments). Mr. Gilliam agreed to provide consulting services to Household for twenty-four months (from June 30, 1998) for $1,000,000 per annum (paid monthly) as well as a guaranteed pension of $500,000 per year, commencing at age 55. The guaranteed pension will be offset by benefits paid under Beneficial's defined benefit pension and savings plans. Messrs. Farris and Gilliam also received reimbursement for business expenses incurred relating to Household matters. Mr. Gilliam is a current nominee for the Board of Directors. Mr. Farris retired from the Board on December 31, 1999.

SHARES OF HOUSEHOLD STOCK BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS
     The following table lists the beneficial ownership, as of March 14, 2000, of Common Stock by each Director and nominee for Director, the executive officers named on page 15, and by all Directors and such executive officers as a group. "Beneficial ownership" includes shares for which an individual has direct or indirect voting or investment power and includes any shares the individual has a right to acquire within 60 days. No Director or executive officer owns any Preferred Stock of Household.

                                                    NUMBER OF        NUMBER OF
                                                      SHARES           COMMON
                                                   BENEFICIALLY        STOCK
NAME OF BENEFICIAL OWNER                             OWNED(1)      EQUIVALENTS(2)      TOTAL
------------------------                           ------------    --------------      -----
William F. Aldinger..............................   2,408,489          15,998        2,424,487
Lawrence N. Bangs................................     525,445           9,831          535,276
Robert J. Darnall................................      38,347          11,737           50,084
Gary G. Dillon...................................      99,590          10,199          109,789
John A. Edwardson................................      40,081           7,770           47,851
Mary Johnston Evans..............................      43,294          14,641           57,935
Dudley Fishburn..................................      36,679           1,425           38,104
Cyrus F. Freidheim, Jr...........................      41,494          10,605           52,099
James H. Gilliam, Jr.............................     122,907               0          122,907
Gary D. Gilmer...................................     308,189           6,649          314,838
Louis E. Levy....................................      30,200           8,309           38,509
George A. Lorch..................................      35,781           9,297           45,078
Siddharth N. Mehta...............................     108,968           9,198          118,166
John D. Nichols..................................     193,150          20,685          213,835
James B. Pitblado................................      48,094           3,050           51,144
David A. Schoenholz..............................     486,631           7,368          493,999
S. Jay Stewart...................................      42,370           4,449           46,819
Louis W. Sullivan................................      35,884           5,879           41,763
                                                    ---------         -------        ---------
Directors and Executive Officers as a Group......   4,645,593         157,090        4,802,683

---------------
(1) Directors and executive officers have sole voting and investment power over shares listed above, except as follows. The number of shares of Common Stock held by spouses or children in which beneficial ownership is disclaimed is as follows: Mr. Nichols, 13,200; and Directors and executive officers as a group, 13,200. The number of shares of Common Stock held by spouses, children and family foundations in which voting and investment power is shared (or presumed to be shared) is as follows: Mr. Nichols, 2,150 shares; and Directors and officers as a group, 2,150. The number of shares of Common Stock held under Household's employee benefit plans in which participants have voting rights and/or investment power is as follows: Mr. Aldinger, 20,239; Mr. Gilmer, 48,362; Mr. Bangs, 60,934; Mr. Schoenholz, 21,859; Mr.
    Mehta, 468; and Directors and executive officers as a group, 151,862. The number of shares included in the table above which may be acquired by Household's executive officers through May 13, 2000, pursuant to the exercise of employee stock options is: Mr. Aldinger, 2,107,250, of which 631,250 vested options are held by Mr. Aldinger's family partnership; Mr. Gilmer, 224,750; Mr. Bangs, 356,000; Mr. Schoenholz, 350,843; Mr. Mehta, 108,500; and Directors and executive officers as a group, 3,519,343.

(2) Represents the number of Common Stock share equivalents owned by executive officers under Household's Supplemental TRIP and Deferred Compensation Plan and by Directors under Household's Deferred Fee Plan for Directors and the Deferred Phantom Stock Plan for Directors. These share equivalents do not have voting rights, but are valued according to the market price of the Common Stock. The share equivalents accrue dividends at the same rate as the Common Stock.

(3) No Director or executive officer beneficially owns directly or indirectly more than 1% of Household Common Stock. Directors and executive officers as a group beneficially own 1% of the Common Stock.

    Our employees held 9,714,998 shares of Common Stock in TRIP as of December 31, 1999, excluding the shares held by Directors and executive officers shown in the table. Our Pooled Investment Fund ("PIF"), which holds assets of our domestic pension plan, held 3,542,155 shares of Common Stock as of December 31, 1999. Together, TRIP and PIF held 2.8% of the Common Stock outstanding on December 31, 1999.

STOCK OWNERSHIP GOALS

  We believe stock ownership by our executive officers and other key employees is important to create a culture that promotes shareholder value and aligns the interests of employees with yours. As a result, we established stock ownership goals for approximately 200 employees. Each is expected to hold Household Common Stock with a value equal to a multiple of two to six times (depending on position level) their annual base salary at the end of a five-year period. Each year these employees are expected to achieve at least one-fifth of their goal except that a short-timer schedule has been developed where goals are graduated to facilitate stock ownership for new hires. For example, Mr. Mehta joined Household June 15, 1998 and is expected to meet 10% of his goal in 2000, 30% in 2001, 65% in 2002 and 100% in 2003. Individual ownership goals rise with any salary increase. The following table reflects the stock ownership goals for the individuals in the Summary Compensation Table.

                                                                               STOCK OWNERSHIP GOAL
                                                                       -------------------------------------
                                                                                         AS A
                                                                         CURRENT       MULTIPLE      GOAL
                                                                          STOCK        OF BASE     NUMBER OF
NAME                                      TITLE                        OWNERSHIP(1)     SALARY     SHARES(2)
----                                      -----                        ------------    --------    ---------
William F. Aldinger    Chairman & Chief Executive Officer                317,237          6         162,162
Lawrence N. Bangs      Vice Chairman                                     179,276          5          67,568
Gary D. Gilmer         Group Executive -- U.S. Consumer Finance           90,088          5          67,568
David A. Schoenholz    Group Executive -- Chief Financial Officer        143,156          5          67,568
Siddharth N. Mehta     Group Executive -- U.S. BankCard                    9,666          5          67,568

---------------
(1) As of March 14, 2000, ownership goals include shares held directly and indirectly and the number of shares held under employee benefit plans, including Common Stock share equivalents held in the Supplemental TRIP and Deferred Compensation Plans.

(2) Calculated by multiplying the executive's base salary by the applicable multiple and dividing that amount by the fair market value of the Common Stock on December 31, 1999 ($37.00 per share).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Directors and executive officers and any persons holding more than ten percent of a registered class of our equity securities to report their initial ownership and any subsequent change to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. We are required to tell you in the annual Proxy Statement if we know of any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, all Section 16(a) filing requirements were complied with, except that Mr. Lawrence N. Bangs, Vice Chairman, failed to timely file one report reflecting an open market purchase of 3,000 shares on August 5, 1999, and Mr. John D. Nichols, Director, failed to timely file two reports reflecting open market purchases in January and February 2000 by his charitable family foundation for a total of 1,650 shares of Household Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists the owners of more than 5% of our Common Stock as of December 31, 1999.

                                                      NUMBER
                                                    OF SHARES
                NAME AND ADDRESS                   BENEFICIALLY   PERCENT
TITLE OF CLASS  OF BENEFICIAL OWNER                   OWNED       OF CLASS
--------------  -------------------                ------------   --------
Common Stock..  Capital Research and Management     53,091,080(1)   11.3%
                Company and Washington Mutual
                Investors Fund, Inc.
                333 South Hope Street
                Los Angeles, CA 90071
Common Stock..  FMR Corp.                           24,306,489(2)    5.2%
                82 Devonshire Street
                Boston, MA 02109
Common Stock    Oppenheimer Capital                 25,208,633(3)    5.4%
                1345 Avenue of the Americas
                New York, NY 10105

---------------
(1) Capital Research and Management Company and Washington Mutual Investors Fund, Inc. filed a joint Schedule 13G with the SEC disclosing that, as of December 31, 1999, Capital Research and Management Company had sole dispositive power over 53,091,080 shares of Household Common Stock for which beneficial ownership is disclaimed, Washington Mutual Investors Fund, Inc. had sole voting power over 24,047,482 or 5.1% and neither had shared voting power or shared dispositive power over shares of Household Common Stock.

(2) FMR Corp. filed a Schedule 13G with the SEC disclosing that, as of December 31, 1999, it had sole dispositive power over 24,306,489 shares of Household Common Stock, sole voting power over 1,860,470 shares of Household Common Stock and no shared voting power over shares of Household Common Stock.

(3) Oppenheimer Capital filed a Schedule 13G with the SEC disclosing that, as of December 31, 1999, it had shared voting power and shared dispositive power over 25,208,633 shares of Household Common Stock and no sole voting or sole dispositive power over shares of Household Common Stock.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  This Compensation Committee Report on Executive Compensation should not be considered part of ("incorporated by reference") other documents we have filed or must file with the SEC.

GENERAL

  The Compensation Committee of Household's Board of Directors (the "Committee") determines salaries and salary ranges, incentive compensation and other compensation for the top five highest paid employees and direct reports to the Chief Executive Officer. The Committee also examines and recommends to the Board of Directors the creation or amendment of company pension, benefit or compensation plans and programs. The Committee grants stock options, restricted stock rights and other awards under our executive compensation plans. The Committee establishes financial and qualitative performance goals, which may be objective or subjective, for each of the executive officers listed in the Proxy Statement and all other direct reports to Mr. Aldinger. It later reviews whether the performance goals were met during the specified period and determines the compensation to be paid. A report on each officer's performance is then presented to and reviewed by the Board of Directors.

  We retain the compensation consulting firm, Frederic W. Cook & Co., Inc. to advise the Committee as to the competitiveness of compensation paid to our senior officers. Frederic W. Cook & Co., Inc. reviews our compensation programs and goals and compares them to a broad financial services comparator group. Frederic W. Cook & Co., Inc. reviewed the compensation for the Chief Executive Officer and the next four most highly paid officers for 1999 and reported to the Committee that the compensation of such officers is within current market practice.

COMPENSATION PHILOSOPHY AND GOALS

  Our corporate goal is to link compensation to financial performance. We designed our compensation programs so that base salaries are generally competitive with our comparator group (20 companies, all in the S&P Financials), with substantially higher earnings potential on bonus and long-term compensation if we deliver superior shareholder earnings results. Performance is measured primarily by earnings per share

("EPS") growth. We are a pay for performance company.

  The executive compensation policy is designed to retain and attract exceptional executives by offering highly competitive compensation for superior performance. In addition to reviewing compensation and performance within our comparator group, the Committee also measures each executive's performance on an individual, business unit and corporate basis.

  We believe the stockholders' interests are best served when a significant portion of an executive's total compensation is at risk based on meeting specific performance goals. These objectives are designed to help us achieve our strategic and financial goals, and specifically, to improve shareholder value. To support our belief in pay for performance, the Board of Directors adopted, and shareholders approved, the 1998 Key Executive Bonus Plan for members of senior management. This is a short-term cash incentive plan which places even more emphasis on shared objectives and corporate performance while remaining deductible as a "performance based" plan under the Internal Revenue Code of 1986. The bonus pool for this Plan will equal 5% of the company's net income that exceeds the net income required to achieve a 12% return on average common shareholder equity ("ROE"), as determined in accordance with the Plan for the plan year. If ROE is less than the designated threshold, no bonus will be paid under this Plan. The Committee will determine at the beginning of each year what percentage of the bonus pool will be allocated to each participating executive and is not required to award the entire bonus pool. The Committee exercises its discretion in determining actual bonus awards by setting financial objectives at the beginning of each year which may include meeting targeted growth; a targeted loss reserve ratio; a targeted equity to managed assets ratio; a targeted EPS; reducing expenses and charge-offs by specified percentages; and attaining specified net income and operating efficiency ratios for the company and/or the executive's respective business unit.

  Our policy encourages stock ownership by executives. We wish to make their personal net worth heavily dependent on appreciation in the value of our stock over the long term. The Committee believes, and management supports, the decision that long-term incentive compensation for senior executives should be restricted to stock option grants. Prior long-term compensation plans included restricted stock rights or long-term incentive cash payouts. Final payments under these plans are disclosed in this Proxy Statement. Future senior executive compensation -- except in unusual circumstances -- will be limited to salary, cash bonus, and stock options. In keeping with market practice, certain supplemental benefits and perquisites are also provided.

  The four components of executive compensation are:

  Base Salary: Determined by individual financial and non-financial performance, actual pay versus market data for each position and general economic conditions. In administering base pay, all executive positions are evaluated and placed in appropriate career bands. Market data for each position is reviewed annually to evaluate our competitiveness.

  Annual Cash Bonus: Tied directly to individual and corporate financial performance, the annual bonus encourages potential recipients to achieve individual, business unit and corporate financial and operational goals. Excellent performance is encouraged by placing a significant part of the executive's total compensation at risk. Therefore, when certain objective or subjective performance goals are not met, annual bonuses may be reduced or not paid.

  Long-Term Incentives: Stock options provide our executives with incentive to maximize shareholder value. Stock options create a common interest between management and you. Option awards are based on the Committee's evaluation of the executive's performance.

  Executive Benefits: Household provides its executive management with the broad benefit coverage available to all employees as well as specific, targeted supplemental benefits and perquisites that are necessary to be competitive in this market.

EXECUTIVE OFFICER COMPENSATION

- Chief Executive Officer

  Mr. Aldinger's 1999 base salary was determined by the Committee through an evaluation of his prior year's performance, value to the company and market data prepared by Frederic W. Cook & Co., Inc. His last salary increase was in September, 1998, which was in recognition of his increased duties and responsibilities as a result of the successful merger with Beneficial Corporation.

  Mr. Aldinger's annual cash bonus was determined based on the satisfaction of shared objective financial performance goals. The shared financial performance goals for Mr. Aldinger were: (a) targeted earnings per share, (b) targeted return on equity, (c) targeted core receivable growth, (d) targeted operating efficiency ratio, and (e) targeted tangible equity to managed assets. During 1999 Household achieved its best operating results in its 122-year history. Operating earnings per share rose 33%, return on equity surpassed 20% to 23.5%, return on managed assets grew to almost 2%, and receivables grew over 12%. As a result, Mr. Aldinger satisfied all targeted financial performance goals as set by the Committee. In accordance with the intent and purposes of the 1998 Key Executive Bonus Plan, a bonus pool of $36,000,000 was generated based on 1999 financial results. Mr. Aldinger's maximum bonus opportunity for 1999, as set by the Committee, was 25% of the pool, or $9,000,000. The Committee approved a 1999 bonus of $3,000,000 to Mr. Aldinger, which represented 8% of the pool.

- Other Executive Officers

  The other executive officers reviewed by the Committee and named in this Proxy Statement were also paid annual bonuses under the 1998 Key Executive Bonus Plan based on (i) position level, which determines the maximum percentage of the bonus pool which may be awarded (this ranges from 5% to 12%) and (ii) achievement of certain shared Household objective financial performance goals, of which the results for 1999 are discussed above, and the satisfaction of specific individual objective and subjective performance goals relating to the company and their individual business unit. No executive officer received the maximum amount permitted by the Plan.

- Long-Term Incentive Compensation

  In 1999, awards made to executive officers under the 1996 Long-Term Executive Incentive Compensation Plan were comprised solely of stock options. The Committee believes that compensation based on an increase of our Common Stock price is an appropriate method of providing long-term incentives.

  The Committee believes a long-term award must be meaningful in order to provide the best incentive and retain the best executives. Our aim is to provide a compensation package that rewards superior performance. The Committee's award recommendation was based on a review of each executive's performance for the year, the executive's value to the company, previous option awards, and competitive information provided by Frederic W. Cook & Co., Inc. No specific weight was accorded to any of the factors noted in this decision process.

TAX DEDUCTIBILITY

  We established compensation programs that we believe meet all the current tests required for compensation to be deductible to us for federal income tax purposes. The Committee has directed the company to modify, when necessary, compensation plans for its executive officers to maximize our federal tax deduction. The Committee reserves the right to use good independent judgment, on a case by case basis, to make nondeductible awards to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on the company.

  It is the Committee's view that the compensation package of Mr. Aldinger and each of the named executive officers was based on an appropriate balance of (1) our overall or a particular business unit's 1999 financial performance, (2) the officer's individual performance, and (3) competitive standards. No member of the Committee is a former or current officer or employee of Household or any of its subsidiaries.

COMPENSATION COMMITTEE

     G. A. Lorch, Chairman
     R. J. Darnall
     J. A. Edwardson
     S. J. Stewart
     L. W. Sullivan, M.D.

PERFORMANCE OF HOUSEHOLD

  The graphs, charts and related disclosures contained in this section of the Proxy Statement should not be considered part of (i.e., are not "incorporated by reference") other documents we have filed or must file with the SEC. The stock price performance shown in the graphs does not necessarily indicate future price performance.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
 ASSUMES INVESTMENT OF $100 BEGINNING DECEMBER 31, 1994 AND THE REINVESTMENT OF
                                   DIVIDENDS.
LINE GRAPH

---------------------------------------------------------------------------------------------------------------------------------
       TOTAL RETURN              12/94            12/95            12/96            12/97            12/98            12/99
---------------------------------------------------------------------------------------------------------------------------------
  Household                       100              164              259              364              344              328
---------------------------------------------------------------------------------------------------------------------------------
  S&P Financials                  100              154              208              308              343              357
---------------------------------------------------------------------------------------------------------------------------------
  S&P 500                         100              137              169              225              289              350
---------------------------------------------------------------------------------------------------------------------------------

  The above chart compares total returns (assuming all dividends are reinvested) of Household, the Standard & Poor's Composite Financial Stock Price Index ("S&P Financials") and the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"). Our Common Stock is included in both of the S&P indices. The chart assumes $100 was invested in Household Common Stock on December 31, 1994, and that all dividends are reinvested. We are required to publish the five-year return chart so you can compare our performance to other stocks. We also have included information below showing total return over different periods because shares may have been acquired at different times and we believe it is helpful to know how the stock performed in other periods.

  The estimated compound annual total return (which is the stock price appreciation that occurs over the period noted plus the value of dividends paid to shareholders and reinvested over that same period of time) for the past one, three, five and ten year periods for Household's Common Stock and the noted indices was as follows (in percentages):

----------------------------------------------------------------------------------------------------------------------------
                                                          3 YEARS                  5 YEARS                  10 YEARS
     TOTAL RETURN                  1999                 (1997-1999)              (1995-1999)              (1990-1999)
----------------------------------------------------------------------------------------------------------------------------
  Household                        (4)%                      8%                      27%                      19%
  S&P Financials                    4%                      20%                      29%                      19%
  S&P 500                          21%                      28%                      29%                      18%
----------------------------------------------------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

  The table below discloses information concerning compensation for services rendered during 1999, 1998 and 1997 to Household and its subsidiaries by its Chief Executive Officer and each of the four most highly paid executive officers of Household as of December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                       -------------------------------------
                                                                                         AWARDS     PAYOUTS
                                                     ANNUAL COMPENSATION               ----------   --------
                                          -----------------------------------------      NUMBER
                                                                         OTHER         OF SHARES
NAME AND                                                                ANNUAL         UNDERLYING     LTIP       ALL OTHER
PRINCIPAL POSITION                 YEAR     SALARY       BONUS      COMPENSATION(1)     OPTIONS     PAYOUTS     COMPENSATION
----------------------------------------------------------------------------------------------------------------------------
William F. Aldinger                1999   $1,000,000   $3,000,000      $ 107,639        460,000           --      $213,104(2)
Chairman, Chief Executive          1998      888,463    2,300,000         82,188        500,000           --       151,383
Officer and Director               1997      794,233    1,500,000        186,185        450,000           --       155,156
----------------------------------------------------------------------------------------------------------------------------
Lawrence N. Bangs                  1999   $  500,000   $1,500,000      $(111,839)       124,000           --      $ 97,566(2)
Vice Chairman                      1998      390,385      850,000        181,285        134,000           --        67,360
                                   1997      355,770      413,000       (118,976)       120,000           --        58,741
----------------------------------------------------------------------------------------------------------------------------
Gary D. Gilmer                     1999   $  500,000   $1,500,000      $  44,303        124,000           --      $ 83,459(2)
Group Executive --                 1998      404,809      850,000        288,951        134,000           --        34,954
U.S. Consumer Finance              1997      296,155      270,000        579,368         75,000           --        36,070
----------------------------------------------------------------------------------------------------------------------------
David A. Schoenholz                1999   $  500,000   $1,500,000             --        124,000     $456,094(3)   $ 79,101(2)
Group Executive --                 1998      425,482      750,000             --        134,000      222,305(3)     56,918
Chief Financial Officer            1997      370,674      435,000             --        120,000      172,813(3)     51,844
----------------------------------------------------------------------------------------------------------------------------
Siddharth N. Mehta(4)              1999   $  500,000   $1,000,000      $  84,000        124,000           --      $ 16,018(2)
Group Executive --                 1998      259,615      700,000         59,188        434,000           --            --
U.S. BankCard                      1997           --           --             --             --           --            --
----------------------------------------------------------------------------------------------------------------------------

(1) Other Annual Compensation includes items such as financial planning services, physical exams, club initiation fees, expatriate benefits, and car allowances. SEC rules require disclosure of the specific type and amount of compensation when a benefit exceeds 25 percent of the total Other Annual Compensation for an individual executive officer. That itemization follows:
    Car allowances for 1999 were: $15,000 for Mr. Aldinger, and $11,000 for Messrs. Bangs, Gilmer, Schoenholz and Mehta. Mr. Aldinger: Board policy expressly directs the Chairman to use our corporate aircraft to the fullest extent for business and personal travel and that personal aircraft use be reported on his W-2. Under the IRS formula, his personal use of company aircraft was calculated to be $68,408 in 1999, $48,170 in 1998, and $84,010 in 1997. In 1997, he received $61,892 for country club initiation fees. Mr.
    Bangs: In the early 1990s, Mr. Bangs was on international assignment for HFC Bank plc in the U.K. and continues to have compensation related to this expatriate experience. For example, in 1999, Mr. Bangs repaid $129,113 to Household for an expatriate 1998 tax year equalization settlement. In 1998, he received $169,272 in compensation related to his U.K. assignment. Of that amount, $190,474 related to U.K. tax liability; $54,929 related to a tax gross-up; and he repaid $76,131 to Household for an expatriate 1997 tax year equalization settlement. In 1997, Mr. Bangs reimbursed the company $133,817 for expatriate tax equalization settlements for tax years 1995 ($99,536) and 1996 ($34,281). Mr. Gilmer: Mr. Gilmer was transferred to the U.K. in 1995 as Managing Director of HFC Bank plc. He returned to the United States in January, 1998. Included in Other Annual Compensation are tax equalization, relocation, housing and cost of living payments and adjustments. In 1999, $49,593 was paid to Mr. Gilmer relating to his tax advances and related gross-up. He repaid $29,036 to Household for an expatriate 1998 tax equalization settlement. In 1998, Mr. Gilmer received $276,203 in compensation relating to his U.K. assignment. Of that amount, $125,166 was related to U.K. tax liability; $65,956 was related to U.S. tax liability; and $53,082 was for relocation expenses. In 1997, he received a $74,400 housing allowance; $59,055 cost of living adjustment; $52,004 relocation payment; and $362,381 tax equalization payments and gross-up. Mr. Mehta:
    Pursuant to his hiring agreement, Mr. Mehta received $66,000 on his one-year anniversary with Household representing the company contribution he would have received in TRIP had he been eligible to participate during his first year. Mr. Mehta received $46,477 in relocation expenses in 1998.

(2) Includes life insurance premiums paid by Household in 1999 for the benefit of executives as follows: Mr. Aldinger, $15,104; Mr. Bangs, $16,566; Mr. Gilmer, $2,459; Mr. Schoenholz, $4,101; and Mr. Mehta, $1,018. The remaining amounts shown being Household's contribution for the executive officer's participation in TRIP and Supplemental TRIP (see page 19).

(3) The payments shown for 1999, 1998 and 1997 represent the payouts of a Special Performance Share Award granted February 1, 1994, to Mr. Schoenholz (15,750 shares), of which 50% was paid February 1, 1999, 25% on February 2, 1998, and 25% on February 7, 1997, at the $43.44, $42.34 and $32.92
    (split-adjusted) per share fair market values of Household Common Stock on said dates, respectively.

(4) Mr. Mehta joined Household on June 15, 1998. The salary shown in 1998 is for the period from June 15, 1998, to December 31, 1998. Under the terms of his employment agreement, Mr. Mehta was guaranteed a bonus of $600,000 for the 1998 calendar year. Upon joining Household, Mr. Mehta received an option to acquire 300,000 shares of Household Common Stock.

INCENTIVE AND STOCK OPTION PLANS

  Household's stockholders previously approved the Household International 1996 Long-Term Executive Incentive Compensation Plan (the "1996 Plan"). The Committee has discretion to grant employees awards under the 1996 Plan. The Committee may award stock options, restricted stock rights or common shares as incentive compensation. Until stockholders approve a new incentive compensation plan, all incentive awards will be made under the 1996 Plan. The 1996 Plan will terminate on May 8, 2006. The 1996 Plan allows certain optionees to transfer options within specific rules and limitations and provides for immediate vesting of all outstanding awards in the event of a change in control of Household. Approval is currently sought to increase the maximum number of shares that can be issued under the 1996 Plan, see page 21.

  Under the 1996 Plan, the Committee may grant any type of option to purchase shares of Household
Common Stock that is legally permitted at the time of grant. Options will generally not be exercisable less than one year nor more than ten years and one day from the date of grant. However, the Committee may extend the expiration date of any option provided it does not exceed fifteen years from the date the option is granted. The Committee has not extended the expiration date of any option granted to any of the named executive officers. The option price per share under each plan will not be less than the fair market value of one share of Common Stock on the date of grant. Any unissued shares or shares subject to option grants which expire will be made available for issuance by the Committee in the future. Shares of Common Stock issued under the 1996 Plan may be authorized but unissued shares, treasury shares, or shares purchased in the open market.

  Options to acquire Household Common Stock are also outstanding under an incentive plan adopted by stockholders in 1984 (the "1984 Plan"), and various option plans assumed by Household in connection with the mergers with Beneficial Corporation in 1998 and Renaissance Holdings, Inc. in 2000. All options outstanding under these plans are fully vested. No further awards will be made under any of these plans. Payment for options under each of the plans may be made with cash or, at the discretion of the Committee, with shares of Household Common Stock or both cash and shares.

  As of March 16, 2000, options were granted for 7,802,525 shares of Household Common Stock under the 1996 Plan, while options to acquire 6,206,938 shares were outstanding under the 1984 Plan and options to purchase 1,963,916 shares were outstanding under the Beneficial and Renaissance option plans. We have 2,094,304 shares of Household Common Stock available for grant under the 1996 Plan. These amounts will be proportionately adjusted for any stock dividends, stock splits, consolidations or reclassifications.

  The 1996 Plan authorizes the Committee to grant Restricted Stock Rights ("RSRs"). RSRs entitle an employee to receive shares of Household Common Stock if the employee satisfies conditions set by the Committee in the award. The most common condition requires the employee to remain employed by Household for a period before the actual shares are issued to the employee. The Committee may accelerate any payment prior to the vesting period for reasons such as achieving individual or corporate performance levels established when the RSR was granted. If there is a change in control of Household, all outstanding RSRs vest in full. A holder of RSRs is not entitled to any of the rights of a holder of Common Stock until the shares are issued; however, the Committee may direct Household to pay the holder cash equal to the cash dividends declared on Household Common Stock for each share of stock subject to an RSR. Since 1995, the only RSRs granted to Household's executive officers were granted in 1997 in substitution of Performance Share Awards that were discontinued by the Committee. RSRs were also granted under the 1984 Plan. As of December 31, 1999, 1,725 employees had outstanding RSRs representing 1,978,028 shares under the 1996 Plan and the 1984 Plan.

  The average purchase price for all outstanding options held by the 545 participants in the 1984, 1996, ACC Consumer Finance Corporation and Beneficial Plans at December 31, 1999, was $26.30 with expiration dates from 2000 to 2009. The following table shows option exercises by the named executives in 1999 and their gain ("value realized"), which is the market value on the exercise date less the price of the option when it was granted. It also shows the number of options that have not been exercised and their potential value using the fair market value on December 31, 1999.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                               NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                                  UNDERLYING                   IN-THE-MONEY
                                                            UNEXERCISED OPTIONS AT              OPTIONS AT
                                                               DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                    SHARES      VALUE     ---------------------------   ---------------------------
              NAME                 EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 ---------   --------   -----------   -------------   -----------   -------------
William F. Aldinger                      0     $      0    2,107,250      1,153,750     $34,779,634    $  718,753
Lawrence N. Bangs                   24,000      709,500      356,000        307,000       4,311,721       175,782
Gary D. Gilmer                           0            0      224,750        273,250       2,745,157       103,594
David A. Schoenholz                      0            0      350,843        307,000       4,363,534       175,782
Siddharth N. Mehta                       0            0      108,500        449,500          10,469        31,406

---------------
(1) Calculated based on the fair market value of Household Common Stock on December 31, 1999 ($37.00 per share).

  Executives who report to the Board or the Chief Executive Officer may receive assistance in exercising stock options awarded under the 1984 and 1996 Plans. Executives in Career Bands S and D may also receive assistance to settle their tax consequences upon vesting of RSRs under the 1984 and 1996 Plans. The Committee may direct the company to lend funds or guarantee loans that will be used to pay the exercise price for an option or tax consequences upon RSR issuances. Loans have a maximum term of eight years. Loans extended under the Plans bear interest at a variable rate that is adjusted each year to equal the greater of the average annual rate for three-year U.S. Treasury notes for the preceding calendar year (5.53 percent for 1999), and the applicable rate in effect under Section 1274(d) of the Internal Revenue Code ("Code") at the time the loan is made (currently 6.80 percent for loans made in March, 2000).

  The following lists the unpaid principal balances for executive officers with loans outstanding under the Plans during 1999 and for all executive officers as a group.

                                                        BALANCE AS OF     MAXIMUM BALANCE
                        NAME                          DECEMBER 31, 1999     DURING 1999
                        ----                          -----------------   ---------------
William F. Aldinger                                      $2,847,880         $2,898,971
Lawrence N. Bangs                                         1,498,016          1,577,607
Gary D. Gilmer                                              536,854            568,342
David A. Schoenholz                                       1,636,574          1,706,274
All Executive Officers as a Group(1)                     $7,647,427         $7,924,904

---------------
(1) The balance as of December 31, 1999 and the maximum balance during 1999 represent loans to six persons.

  The following table shows the number of stock options granted in 1999 to the named executives, the percentage each award is of the total granted to employees in 1999, the per share exercise or base price and the expiration date. The table also presents the potential realizable value for each grant and the resulting benefit to all Household Common Stock shareholders if the assumed appreciation in stock price occurs. The presentation of stock options in the table below is required by SEC rules and is not intended to forecast possible future appreciation, if any, of the Common Stock price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS(1)                         POTENTIAL REALIZABLE
                                  ----------------------------------------------------           VALUE AT ASSUMED
                                    NUMBER       % OF TOTAL                                    ANNUAL RATES OF STOCK
                                  OF SHARES       OPTIONS       EXERCISE                      PRICE APPRECIATION FOR
                                  UNDERLYING     GRANTED TO      OR BASE                            OPTION TERM
                                   OPTIONS       EMPLOYEES        PRICE     EXPIRATION   ---------------------------------
              NAME                 GRANTED     IN FISCAL YEAR   ($/SHARE)      DATE            5%                10%
              ----                ----------   --------------   ---------   ----------         --                ---
All Common Shareholders(2)              n/a          n/a                       n/a       $13,352,364,838   $33,837,514,060
All Employee Optionees(3)         2,215,500          100%       $ 45.375    11/08/09          63,221,716       160,216,240
Optionee Gain as % of All Common
  Shareholders Gain                     n/a          n/a             n/a       n/a                  .05%              .05%
William F. Aldinger                 460,000         20.8        $ 45.375    11/08/09          13,126,603        33,265,390
Lawrence N. Bangs                   124,000          5.6        $ 45.375    11/08/09           3,538,476         8,967,192
Gary D. Gilmer                      124,000          5.6        $ 45.375    11/08/09           3,538,476         8,967,192
David A. Schoenholz                 124,000          5.6        $ 45.375    11/08/09           3,538,476         8,967,192
Siddharth N. Mehta                  124,000          5.6        $ 45.375    11/08/09           3,538,476         8,967,192

---------------
(1) Options to employees generally vest (can be exercised) as follows: 25% at each anniversary after the grant date with full vesting on the fourth anniversary. The 1984 and 1996 Plans allow the Committee to modify terms of outstanding options and to reprice the options. No options have ever been repriced by Household.

    The option holder may use shares already held to purchase the option shares or to pay withholding taxes. The options were granted for a term of ten years and one day, subject to earlier termination or certain events related to termination of employment.

(2) The "All Common Shareholders" line is shown for comparison purposes only. The Potential Realizable Value to all common shareholders is the aggregate net gain for all common shareholders using the fair market price of $45.375 on the November 8, 1999, option grant date. Potential appreciation is calculated using assumed annual rates of 5% and 10% for a ten-year period. There can be no assurance that the Common Stock will perform at the rates shown in the table. Household will neither make nor endorse any predictions as to future stock performance.

(3) The option price shown for the "All Employee Optionees" line is $45.375 (the fair market value option price as determined on the grant date of November 8, 1999). This option exercise price of $45.375 is shown as it reflects approximately 81% of all employee options granted in 1999. The assumed expiration date for the "All Employee Optionees" line is November 8, 2009.

    As described on page 8, on November 8, 1999, each independent Director received an option to purchase 8,000 shares of Household Common Stock. These options are not included in the information provided on the "All Employee Optionees" line.

EMPLOYMENT AGREEMENTS

  Executive officers have employment contracts approved by the Committee. The initial term of each contract is 18 months, renewed daily, unless we choose not to renew the contract. During the contract term, each executive officer receives a minimum specified annual salary (which may be increased but not decreased), is entitled to receive benefits from our executive bonus and incentive plans, employee retirement plans, and medical, disability and life insurance plans. We may terminate any contract for cause. An executive may terminate a contract if his or her compensation is reduced, there is a substantial reduction in responsibilities or the executive is given notice of non-renewal. With the exception of Mr. Aldinger, if a contract is terminated, the executive receives a lump sum payment, which approximates 150% of the executive's salary and bonus as well as health coverage at Household's expense for up to 18 months. In the case of Mr. Aldinger, the lump sum payment will approximate 200% of his salary and bonus. Mr. Aldinger will also be entitled to life, health and disability coverage, as well as automobile and financial counseling allowances, for up to two years.

  Under such contracts, an executive whose position is adversely influenced following a change in control of Household is entitled to receive a lump sum severance payment equal to or approximating 300% of the executive's salary and bonus. In addition, the executive will receive three additional years' benefits under Household's retirement plans, as well as three additional years' health, life and disability insurance coverage, and automobile and financial counseling allowances. Except in the case of Mr. Aldinger and during a limited 60 day period following a change in control during which an executive may voluntarily resign for any reason and receive severance payments, no executive will receive the additional severance payment following a change in control of Household unless the executive loses his or her job or resigns after experiencing certain adverse changes in compensation or job conditions. Mr. Aldinger is entitled to resign for any reason within 36 months after a change in control and receive all payments under the contract following a change in control.

  Each terminated executive will also receive pro rata vesting in stock options and restricted stock to the extent not already vested but Mr. Aldinger will become 100% vested as will all executives in the case of a change in control.

  Severance payments considered "excess parachute payments" by Section 280G(b) of the Code are subject to federal excise tax. We will pay the executive an additional amount equal to the excise tax imposed under Section 4999 of the Code plus income tax payable with respect to the payment of such excise tax amount.

  Executive officers and Directors of Household have been, or may become, customers of, or had transactions with, Household's subsidiaries. Such transactions, which include credit cards loans, are made by our subsidiaries in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those for comparable transactions with other persons and do not involve more than normal risk of loss or other unfavorable consequences.

SAVINGS-STOCK OWNERSHIP AND PENSION PLANS

  Household established its Tax Reduction Investment Plan ("TRIP"), which is a deferred profit-sharing and savings plan for our eligible employees. TRIP also qualifies as an employee stock ownership plan. With certain exceptions, an employee at least 21 years of age with one year of service (three years of service if under age 21) and not part of a collective bargaining unit may contribute into TRIP, on a pre-tax and after-tax basis, up to 15% of the participant's cash compensation (subject to a maximum annual pre-tax contribution by a participant of $10,500, as adjusted for cost of living increases, and certain other limitations imposed by the Code) and invest such contributions in Household Common Stock or separate equity or income funds.

  We make a 3% of compensation contribution on behalf of each participant who contributes 1% and we match any additional participant contributions up to 4% of compensation but the matching contributions will not exceed 6% of a participant's compensation if the participant contributes 4% of compensation. Our matching contributions are invested in Household Common Stock. The plan provides for immediate vesting of all contributions. With certain exceptions, a participant's after-tax contributions which have not been matched by us can be withdrawn at any time. Both our matching contributions made prior to 1999 and the participant's after-tax contributions may be withdrawn after five years of participation in the plan. A participant's pre-tax contributions and our matching contributions after 1998 may not be withdrawn except for an immediate financial hardship, upon termination of employment, or after attaining age 59 1/2. Participants may borrow from their TRIP accounts under certain circumstances.

  Household has also established the Supplemental Tax Reduction Investment Plan ("Supplemental TRIP") and the Excess Benefit Plan ("Excess Plan"), which are unfunded plans for eligible employees of Household and its participating subsidiaries whose participation in TRIP is limited by the Code. Only matching contributions required to be made by Household pursuant to the basic TRIP formula are invested in Supplemental TRIP through a credit to a bookkeeping account maintained by us which deems such contributions to be invested in Common Stock share equivalents.

  The Household Retirement Income Plan ("RIP") is a non-contributory, defined benefit pension plan for employees of Household and its U.S. subsidiaries who are at least 21 years of age with one year of service and not part of a collective bargaining unit. Annual pension benefits equal a percentage of an employee's "Final Average Salary" (as defined below) not in excess of "Covered Compensation" (as defined below) plus a percentage of an employee's Final Average Salary that exceeds Covered Compensation. "Covered Compensation" is the average of the Social Security taxable wage base over the 35-year period ending in the year of retirement or earlier termination of employment. "Final Average Salary" equals the average of salary plus bonus, whether paid in cash or stock, for the four successive highest paid years out of the employee's last 10 years of service. The percentage applied to Final Average Salary and Covered Compensation is determined on the basis of years of employment and age at retirement. This percentage increases as years of em-ployment and age at retirement increase. Participants become fully vested in their accrued pension benefits after three years of vesting service. Payment of vested pension benefits normally begins at age 65, but an early retirement benefit at reduced levels may be paid if a participant is at least 55 years of age with 10 years of employment or, if the participant was an employee on December 31, 1989, is at least 50 years of age with 15 years of employment.

  Effective January 1, 2000, RIP was amended to provide an account-based formula instead of the traditional defined benefit formula described above for any employees hired after 1999. The account-based formula provides a benefit based upon a percentage of compensation for each year of service and an assumed rate of return. The contribution percentage is 2% and the assumed rate of return is tied to the ten-year treasury rate.

  In 1997, the Board adopted a Supplemental Employee Retirement Plan for Mr. Aldinger because he would not otherwise qualify for a full benefit due to his age when he joined Household. The Plan was subsequently amended and now entitles Mr. Aldinger to a pro rated age-60 pension if prior to the date he obtains age 60 he dies, becomes disabled or terminates employment under certain circumstances unrelated to a change in control of Household. In the event of a change in control prior to age 60, Mr. Aldinger will receive a full age-60 benefit. The age-60 pension benefit for Mr. Aldinger is a monthly single life annuity benefit with an annual amount equal to 50% of his average annual compensation offset by the equivalent monthly single life annuity benefit which he would be eligible to receive under RIP and Supplemental RIP. If Mr. Aldinger terminates employment after he attains age 65, then the benefit described above will be based on 55% of his average annual compensation, rather than 50% as described above.

  TRIP and RIP may be made available to members of a collective bargaining unit if inclusion results from good faith bargaining.

  A portion of the benefits payable under RIP to certain executive officers (including those named in the Summary Compensation Table) may be paid by Household through the Supplemental Retirement Income Plan ("Supplemental RIP"). Supplemental RIP was established due to the limitations imposed on the Retirement Plan by federal laws limiting benefits payable under tax-qualified plans. Payments made by Household under Supplemental RIP to certain officers have been deposited by such officers in trusts they created.

  The following table illustrates the amount of RIP (including Supplemental RIP and any related trust) total annual pension benefits on a straight-life annuity basis for eligible employees retiring at age 65 who were employed before 1990. If the employee was hired after 1989 and does not have at least 30 years of employment at retirement, his benefit will be reduced for each year less than
30. The amounts in this table are not subject to deduction for Social Security or other offset amounts and do not reflect any limitations on benefits imposed by ERISA or federal tax laws.

  The years of employment of Messrs. Aldinger, Bangs, Gilmer, Schoenholz and Mehta for purposes of RIP are, respectively, 5 years, 40 years, 28 years, 15 years and 1 year.

   AVERAGE ANNUAL
    COMPENSATION                                                           40 OR
    USED AS BASIS            15 TO 30              35 YEARS             MORE YEARS
FOR COMPUTING PENSION   YEARS OF EMPLOYMENT      OF EMPLOYMENT         OF EMPLOYMENT
---------------------   -------------------   -------------------   -------------------
     $1,000,000             $  567,894            $  592,894            $  617,894
     $1,500,000             $  852,894            $  890,394            $  927,894
     $2,000,000             $1,137,894            $1,187,894            $1,237,894
     $2,500,000             $1,422,894            $1,485,394            $1,547,894
     $3,000,000             $1,707,894            $1,782,894            $1,857,894
     $3,500,000             $1,992,894            $2,080,394            $2,167,894
     $4,000,000             $2,277,894            $2,377,894            $2,477,894

ITEM (2): AUTHORIZE AN INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE HOUSEHOLD INTERNATIONAL 1996 LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLAN

  As required by the 1996 Plan, Household seeks stockholder approval to amend the 1996 Plan to increase the maximum number of shares of Household Common Stock that can be issued under the 1996 Plan by 12,000,000 shares. The proposed amendment to the 1996 Plan was approved by Household's Board of Directors upon recommendation of the Compensation Committee. If approved by the stockholders, this amendment shall become effective immediately. To approve this amendment, the affirmative vote of the holders of a majority of the outstanding shares of Household stock represented at the Annual Meeting (if a quorum is present) is required.

  The 1996 Plan currently provides that the maximum number of shares of Household Common Stock that may be issued under the 1996 Plan is 11,796,182. As of March 16, 2000, the Compensation Committee has granted options or RSRs which have been vested, exercised or are outstanding pursuant to the 1996 Plan for a total of 9,701,878 shares. The Board of Directors believes that the number of shares remaining available for issuance under the 1996 Plan should be increased in order to enable the 1996 Plan to serve its designated purpose. Accordingly, the Board of Directors has reserved an additional 12,000,000 shares of Common Stock for issuance under the 1996 Plan, subject to stockholder approval. These shares may consist of authorized but unissued shares, treasury shares or shares purchased on the open market. Any unused shares, or shares that are subject to options granted under the 1996 Plan but are not exercised, will be carried forward for awards in future years. All shares of Common Stock subject to awards or covered by outstanding awards under the 1996 Plan will be proportionately adjusted for any future stock splits or consolidations.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE HOUSEHOLD INTERNATIONAL 1996 LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLAN.

ITEM (3): RATIFICATION OF AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, voted to appoint Arthur Andersen LLP to serve as the independent public accountants for the fiscal year ending December 31, 2000. Although it is not required to do so, the Board is asking for your approval of this appointment. If the selection is not ratified, the Board of Directors will reconsider the appointment. A representative of Arthur Andersen LLP will be present at the Annual Meeting to speak to stockholders and answer their questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR HOUSEHOLD FOR 2000.

OTHER BUSINESS

  The management of Household knows of no business which will be presented for action at the Annual Meeting other than that stated in this Proxy Statement. If, however, other business should properly come before the meeting, the proxyholders will vote or refrain from voting in respect thereof in accordance with their best judgment.

  The 1999 Annual Report is being mailed to stockholders on or about March 30, 2000, with this proxy material. If for any reason you did not receive a copy of the report, another will be sent upon request.

  HOUSEHOLD WILL PROVIDE ANY HOUSEHOLD STOCKHOLDER A COPY OF HOUSEHOLD'S REPORT ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR AT NO COST. HOUSEHOLD IS REQUIRED TO FILE THIS 10-K REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO THE CORPORATE COMMUNICATIONS DEPARTMENT, HOUSEHOLD INTERNATIONAL, INC., 2700 SANDERS ROAD, PROSPECT HEIGHTS, ILLINOIS 60070.

                                [HOUSEHOLD LOGO]

    PROXY/VOTING INSTRUCTION CARD FOR 2000 ANNUAL MEETING OF STOCKHOLDERS OF

                         HOUSEHOLD INTERNATIONAL, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints K.H. Robin, M.J. Evans and J.W. Blenke, and each of them, true and lawful proxies, with power of substitution, to vote all shares of Common Stock and/or Preferred Stock of the undersigned, at the Annual Meeting of Stockholders of Household International, Inc., to be held May 9, 2000, and at any adjournment thereof, on any business that may properly come before the meeting, including the proposals set forth on the reverse side of this card, which are referred to in the Notice of 2000 Annual Meeting of Stockholders and Proxy Statement provided to you.

      IMPORTANT-- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

 ................................................................................


                                    [A MAP]


                                           -  Household International, Inc.
                                              Annual Meeting

                                              May 9, 2000
                                              Tuesday, 9:00 a.m.

                                              Household Credit Services
                                              1111 Town Center Drive
                                              Las Vegas, Nevada 89144



DIRECTIONS
   Stockholders attending the meeting who will be using I-215 West should follow signs to I-15 North, to US 95 North (Reno), to Summerlin Parkway, then to Town Center Drive exit (approx. 2 miles), making a left onto Town Center Drive. Household's facility is located at the corner of Covington Cross and Town Center Drive, approximately 20 miles northwest of McCarran Airport.
   Parking facilities will be available for all those attending, and refreshments will be served beginning at 8:30 a.m.

                             HOUSEHOLD INTERNATIONAL
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                                                                                  ]

    A VOTE FOR ITEMS 1, 2 AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS. SHARES WILL BE SO VOTED UNLESS YOU OTHERWISE INDICATE.

                                           For  Withheld  For All
1. Election of Directors                   All     All    Except   2. Approve the amendment to the Household   For  Against  Abstain
   Nominees: 01-W.F. Aldinger,             [ ]     [ ]      [ ]    1996 Long-Term Executive Incentive          [ ]    [ ]      [ ]
   02-R.J. Darnall, 03-G.G. Dillon, 04-J.A.                        Compensation Plan to increase the number
   Edwardson, 05-M.J. Evans, 06-J.D. Fishburn,                     of shares available for issuance under the plan.
   07-C.F. Freidheim, Jr., 08-J.H. Gilliam, Jr.,
   09-L.E. Levy, 10-G.A. Lorch, 11-J.D. Nichols,                   3. Ratification of appointment of Arthur    [ ]    [ ]      [ ]
   2-J.B. Pitblado, 13-S.J. Stewart, 14-L.W. Sullivan.             Andersen LLP as independent public
                                                                   accountants.
(INSTRUCTION: To withhold authority to vote
for any individual nominee, check the "For
All Except" box above and strike a line
through the nominee's name listed above.)


                                                                                          Date:
                                                                                          ------------------------------------------
                                                                                          Please
                                                                                          Sign:
                                                                                          ------------------------------------------
                                                                                          Please
                                                                                          Sign:
                                                                                          ------------------------------------------
                                                                                          NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS
                                                                                          HEREON. FOR JOINT ACCOUNTS BOTH OWNERS
                                                                                          SHOULD SIGN. WHEN SIGNING AS EXECUTOR,
                                                                                          ADMINISTRATOR, ATTORNEY, TRUSTEE OR
                                                                                          GUARDIAN, ETC., PLEASE SIGN YOUR FULL
                                                                                          TITLE.

 ....................................................................................................................................
                                                       DETACH PROXY CARD HERE

CONTROL NUMBER


             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
Whether or not you are able to attend our 2000 Annual Meeting of Stockholders, it is important your shares be represented, no matter how many shares you own. This year if voting by proxy, you may vote by mail, telephone or Internet. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by mail, complete and sign the proxy provided above, detach it at the perforation and mail it in the enclosed postage paid envelope. To vote by telephone or Internet, follow these easy steps:

                       ---------------------------------------------------------
TO VOTE BY PHONE       Call toll free 1-888-698-8089 in the United States or
                       Canada any time on a touch tone telephone. There is NO
                       CHARGE to you for the call.

                       Enter the 6-digit CONTROL NUMBER located above.

                       Option #1:  To vote as the Board of Directors recommends
                                   on ALL proposals: Press 1

                                   When asked, please confirm your vote by
                                   pressing 1

                       Option #2:  If you choose to vote on each proposal
                                   separately, press 0 and follow the simple
                                   recorded instructions.
                       ---------------------------------------------------------
                       ---------------------------------------------------------
TO VOTE BY INTERNET    Go to the following website:

                       WWW.HARRISBANK.COM/WPROXY

                       Enter the information requested on your computer screen, including your 6-digit CONTROL NUMBER located above.

                       Follow the simple instructions on the screen.
                       ---------------------------------------------------------

   IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL BACK THE PROXY CARD.

Your vote will be kept permanently confidential as described in the enclosed Proxy Statement.

In order to reduce the number of duplicate mailings of proxy materials, Household has consolidated on a single proxy/voting instruction card all of your holdings in Household Common Stock registered under the identical name and tax identification number, including ownership that may be attributed to Household's Dividend Reinvestment & Common Stock Purchase Plan, our Employee Stock Purchase Plan, our 401(k) employee benefit plan, the Tax Reduction Investment Plan ("TRIP"), our matching contribution plan for Canadian employees, the Match and Save Plan, the Beneficial Employees Stock Purchase Plan and the Beneficial Key Employees Stock Bonus Plan. The proxy also provides voting instructions for shares of Household Common Stock held in TRIP as disclosed in the Proxy Statement.


Thank you for voting!